Exhibit 10.42

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) is entered into and effective as of September 12, 2016 (the “Effective Date”), by and between EB5 Life Sciences, LP, a Pennsylvania limited partnership (the “Lender”), and Ocugen, Inc., a Delaware corporation (the “Borrower”), with reference to and in reliance upon the following facts:

R E C I T A L S

A.    In order to clinically develop, manufacture, and commercialize three proprietary eye molecules (OCU100, OCU200 and OCU300) for the treatment of eyes diseases (the “Project”), the Borrower desires to borrow funds and obtain other financial accommodations from the Lender.

B.    The Lender is willing to provide financing and provide other financial accommodations to the Borrower upon the terms and conditions set forth herein and in the other documents executed and delivered in connection herewith.

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement, and of any extensions of credit made or to be made to or for the benefit of Borrower by Lender, the parties, therefore, agree as follows:

1.    DEFINITIONS.

1.1    “Account Debtor” means any person or entity who is or may become obligated upon a receivable.

1.2    “Accounts” means all amounts due and to become due to the Borrower and other accounts, contract rights, chattel paper, instruments, and documents, whether now owned or to be acquired by the Borrower.

1.3    “Business Day” means any day other than a Saturday, Sunday, or other legal holiday in the Commonwealth of Pennsylvania.

1.4    “Capital Contribution” means the amount of money contributed by a Limited Partner to the Lender upon acceptance of the Limited Partner pursuant to the Partnership Agreement, so long as such contribution by such Limited Partner has not been refunded to the Limited Partner pursuant to a disapproval or denial of the Limited Partner’s I-526 Petition.

1.5    “Collateral” means:

a)    All shareholder or ownership interests in the Borrower now or hereafter owned by the Borrower and such documentation and opinions in connection with the grant of such lien as the Lender shall request, including any rights to profit allocations, net cash distributions, capital event distributions, preferred returns, interest income or gains for any credit extended by the Borrower, insurance policies, tax filings and credits, financing statements, reserve and contingency accounts, and all other member rights, now or hereafter held by the Borrower, and the Borrower shall pay all recording costs, intangible taxes, and other fees and costs (including reasonable attorneys’ fees and expenses) incurred in connection therewith;

b)    All accounts, accounts receivable, (excluding any patents, patent applications, pending patents, patent licenses, patent sublicenses, trademarks, and other intellectual property rights), including, without limitation, all forms of payment, all present and future incomes, rents, revenues, issues and profits, , bailment or leasehold interests, whether as lessor or lessee, all cases in action and recoveries for any loss in value of any reputational rights of the Borrower or items of personal property, described in this Agreement, rights in and to security agreements and other contracts or assignments providing security to the Borrower, book debts, credits, indemnities, warranties or guarantees payable to the Borrower on loss or damage of property, tax refunds, customer lists, business and accounting records, including all ledger account cards, computer tapes and disks, and other computer information, in all cases whether now owned or hereafter created or acquired by the Borrower or in which the Borrower may now have or may after the Effective Date acquire an interest;

c)    All inventory, including, without limitation, all goods held for sale or lease, finished goods, merchandise, parts, and supplies, of every kind and description, whether now owned or acquired by the Borrower after the Effective Date, or in which the Borrower may now have or may after the Effective Date acquire an interest, including, without limitation, inventory temporarily out of the Borrower’s custody or possession and any returns or repossessions on any sales or accounts;

d)    All goods, including, without limitation, equipment, machinery, materials, furniture, furnishings, engines, appliances, fixtures, tools, parts, supplies, and vehicles of every kind and description, whether now owned or acquired by the Borrower after the Effective Date or delivered to the real property of the Borrower, or in which the Borrower may now have or may after the Effective Date acquire an interest, and all additions, accessions, replacements, substitutions, and improvements to such goods and wherever located;

e)    All documents, documents of title, deposit accounts, negotiable and non-negotiable instruments, shares, stocks, bonds, debentures, securities, moneys, sources of money, uncalled capital, letters of credit, investment property, and chattel paper whether now owned or acquired after the Effective Date by the Borrower; and

f)    All proceeds and products of any of the personal and real property described above, in any form, including, without limitation, leases and rents, proceeds of any insurance relating to such collateral or fire and builder’s risk insurance and unrenewed insurance premiums, proceeds consisting of any of the above types of collateral, all awards made in eminent domain proceeds or purchased in lieu of such eminent domain proceeding; proceeds of any non-commercial tort cause of action in existence, now or after the Effective Date, and all replacements, substitutions, renewals, returns, additions, accessions, rents, , issues, documents of ownership, and receipts for any of the foregoing.

1.6    “Costs” has the meaning specified in Section 2.9.

1.7    “Disbursements” has the meaning specified in Section 2.1.

1.8    “Event of Default” means any event listed in Section 7.

1.9    “First Extension Date” has the meaning specified in Section 2.5.

1.10    “General Partner” means GCRC EB5 Life Sciences Management, LLC, a Pennsylvania limited liability company, the general partner of the Lender, as further set forth in the Limited Partnership Agreement.

1.11    “Initial Termination Date” has the meaning specified in Section 2.5.

1.12    “Limited Partner” means a limited partner of the Lender, as further set forth in the Limited Partnership Agreement.

1.13    “Partnership Agreement” means that certain Limited Partnership Agreement of the Lender, dated as of July 1, 2016, by and among GCRC EB5 Life Sciences Management LLC as the general partner, the Original Limited Partner (as defined therein), and the limited partners listed on Exhibit A thereto.

1.14    “Loan” has the meaning specified in Section 2.1.

1.15    “Loan Documents” mean this Agreement, the Notes, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing the Loan or any other Obligation.

1.16    “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, or condition (financial or otherwise) of the Borrower, (ii) the ability of the Borrower to pay any of the Obligations and perform its obligations under this Agreement, or (iii) the ability of the Lender to enforce any of its rights or to collect any of the Obligations then due and payable.

1.17    “Notes” means one (1) or more Secured Promissory Notes, substantially in the form attached hereto as Exhibit A, to be issued upon the occurrence of each Disbursement hereunder.

1.18    “Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrower to the Lender under this Agreement, the Notes, and the other Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (i) the obligation (irrespective of whether a claim therefor is allowed in any insolvency proceeding) to pay principal, interest, charges, expenses, fees, attorney’s fees and disbursements, indemnities and other amounts payable by the Borrower under the Loan Documents, and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Lender (in its sole discretion) may elect to pay or advance on behalf of the Borrower.

1.19    “Permitted Indebtedness” means a loan to the Borrower by a third party for the purposes of funding any costs related to the Project.

1.20    “Permitted Lien” means a mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, encumbering the Collateral to secure any Permitted Indebtedness.

1.21    “Person” means any individual or entity, including, but not limited to, corporations, partnerships, limited liability companies, limited partnerships, etc.

1.22    “Project” has the meaning specified in Section 2.3.

1.23    “Second Extension Date” has the meaning specified in Section 2.5.

1.24    “Senior Loans” means all loan financing for the Project that the Borrower declares to be senior to the Loan.

1.25    “Termination Date” has the meaning specified in Section 2.5.

1.26    “USCIS” means the United States Citizenship and Immigration Service.

1.27    All computations required under this Agreement shall otherwise be made in accordance with U.S. generally accepted accounting principles (“GAAP”) and practices consistently applied. Accounting terms used herein not otherwise defined shall have the meanings attributable thereto under generally accepted accounting principles and practices.

2.    LOAN.

2.1    Subject to the terms and conditions hereof, the Lender hereby agrees to make a loan in the amount of up to Ten Million Dollars ($10,000,000) (the “Loan”) to the Borrower, which shall be disbursed to the Borrower, by check or wire transfer in immediately available funds in one (1) or more disbursements of Five Hundred Thousand Dollars ($500,000) or more apiece (each, a “Disbursement,” and collectively the “Disbursements”). Each Disbursement shall be made within a reasonable time following the Lender’s receipt of an Investor’s Capital Contribution, and multiple Investors’ Capital Contributions may be aggregated in one Disbursement. The aggregate principal amount of the Disbursements (based on initial principal amount) shall not exceed Ten Million Dollars ($10,000,000).

2.2    The outstanding unpaid principal balance and all accrued and unpaid interest under the Loan shall be due and payable as set forth in this Agreement or the Notes, but in no event later than the Termination Date. All amounts outstanding under the Loan shall constitute Obligations. Payment of all Obligations shall be made to the Lender or its designee by check or wire transfer in immediately available funds.

2.3    The Loan proceeds will be used for the Project, which is the clinical development, manufacturing, and commercialization of three proprietary eye molecules, OCU100, OCU200,

OCU300 and for the general working capital needs of the Borrower. The Borrower hereby covenants and agrees to use all Loan proceeds for job creating activities and other uses approved by USCIS under the United States “EB-5 Immigrant Investor Program,” and to maintain such uses until the end of the Limited Partners’ period of conditional residence as interpreted by USCIS, unless USCIS publishes policy allowing earlier repayment.

2.4    Except as provided in Section 7.2, all Obligations shall bear interest at the rate of four percent (4.0%) per annum, computed on the basis of a 360-day year for the actual number of days elapsed.

2.5    The term of this Agreement will expire upon the seventh (7th) anniversary of the final Disbursement (the “Initial Termination Date”), and all outstanding Obligations will become due and payable in full on that date. At the option of the Borrower, on written notice given at least thirty (30) days prior to the Initial Termination Date, this Agreement shall be extended until six (6) months following the Initial Termination Date (the “First Extension Date”), upon which date all outstanding Obligations shall become due and payable in full. Notwithstanding the foregoing provisions of this Section 2.5, the Borrower shall not repay any portion of the Loan principal until after the end of the Limited Partners’ period of conditional residence as interpreted by USCIS, unless USCIS publishes policy allowing earlier repayment. The last of the Initial Termination Date, the First Extension Date, or the date set forth in the immediately preceding sentence shall be the “Termination Date.”

2.6    Interest on the outstanding unpaid principal balances of each Disbursement shall be paid as set forth in the corresponding Note.

2.7    Each prepayment of the Loan shall be accompanied by the payment of interest accrued to the date of such prepayment on the amount prepaid.

2.8    Any principal amount of the Loan that is repaid or prepaid may not be reborrowed.

2.9    Borrower shall pay to the General Partner or Regional Center a loan fee equal to 1.0% of the aggregate disbursement amount, payable at each disbursement of funds to the Borrower under the Loan, based upon the amount advanced in such disbursement.

2.10    The Borrower shall pay to the Lender its fees, costs, and expenses, including without limitation reasonable attorneys’ fees, other professionals’ fees, court costs, litigation and other expenses and wire transfer and bank fees (collectively, “Costs”), incurred or paid by the Lender in connection with the enforcement of this Agreement, and the defense, preservation, and protection of the Lender’s rights and remedies thereunder, including without limitation its security interest in the Collateral or any other property pledged to secure the Loans hereunder, whether incurred in bankruptcy, insolvency, foreclosure, or other litigation or proceedings or otherwise. The Costs shall be due and payable within ten (10) Business Days of the Lender’s submission to the Borrower of a reasonable accounting of such costs. If the Borrower fails to pay any Costs in a timely manner, the Lender is entitled to disburse such sums as a Loan under this Agreement, and for such purpose, the maximum amount of the Loan shall be increased by the amount of such Costs. Thereafter, the Costs shall bear interest from the date incurred or disbursed at the highest rate set forth in this Agreement. This provision shall survive the termination of this Agreement and the repayment of any amounts due or the performance of any obligation under this Agreement. The Borrower shall only pay Costs out of revenue from operations, and shall not use any Loan proceeds to pay Costs.

3.    SECURITY INTEREST/COLLATERAL.

3.1    As security for the Obligations, the Borrower hereby grants the Lender a first priority security interest in the Collateral, subject only to any future Permitted Liens. As long as any Obligations are outstanding, and until this Agreement is terminated as provided herein, the Borrower shall execute and deliver to the Lender such deeds of trust, assignments, notices, financing statements, and other documents (including any original instruments, documents, and chattel paper, endorsed or assigned as the Lender shall specify) as the Lender may request in order to perfect or confirm the Lender’s security interest in the Collateral or to give any third parties, notice of the Lender’s interest in the Collateral, and the Borrower grants the Lender the right to file such deeds of trust, financing statements, and other documents with the appropriate offices and authorities.

3.2    Notwithstanding any termination, until all of the Obligations shall have been fully paid and satisfied, the Lender shall be entitled to retain its security interest in the Collateral; and the Lender shall retain all of its rights and remedies under this Agreement.

3.3    Upon payment in full of the Obligations, the Lender shall release its security interest in the Collateral, and this Agreement shall terminate and be of no further force and effect, except for Sections 2.9, 8.4, 8.5, and 8.6, which shall survive the termination hereof.

4.    CONDITIONS PRECEDENT. The Lender’s obligations hereunder are subject to the condition that there shall have been delivered to the Lender, in form and substance satisfactory to the Lender, all of the following:

4.1    Evidence that the execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents, and the execution, delivery, and performance by the Borrower and subordinating creditor of any instrument or agreement required under this Agreement, the Notes, or the other Loan Documents, as appropriate, have been duly authorized;

4.2    Such deeds of trust and financing statement(s) (Form UCC-1) as the Lender may require with respect to this Agreement and any of the Loan Documents;

4.3    Evidence that all security interests required to be provided in favor of the Lender are valid, enforceable, and, subject to the Senior Loans, are prior to the rights and interests of others and any other documents that the Lender may reasonably request to reflect, perfect or protect the Lender’s priority lien in the Collateral;

4.4    Certificates of insurance (and policies), as described in Section 6.5, covering the Collateral, each naming the Lender as first loss payee and containing a clause requiring the insurer to give not less than thirty (30) days prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever; and

4.5    Such other documents and instruments as the Lender may reasonably require.

5.    REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that:

5.1    The Borrower is duly organized and validly existing under the laws of the State of Delaware, and that the execution, delivery, and performance of this Agreement and the other Loan Documents are within the Borrower’s powers, have been duly authorized, and are not in conflict with the terms of its organizational documents, as amended from time to time through the Effective Date.

5.2    The execution, delivery, and performance of this Agreement, the Notes, the other Loan Documents, and of any instrument or agreement required by this Agreement, the Notes, and/or the other Loan Documents are not in conflict with any law or any indenture, agreement, or undertaking to which the Borrower is a party or by which the Borrower is bound or affected.

5.3    All financial information submitted by the Borrower to the Lender is true and correct in all material respects and is complete insofar as may be necessary to give the Lender true and accurate knowledge of the subject matter thereof. The Borrower is not in default under any indenture, loan agreement, mortgage, lease, trust deed, deed of trust, material contract, or any other agreement to which it is a party or which it is bound.

5.4    All Collateral shall be owned by the Borrower, free and clear of all clouds to title and of all security interests, liens, encumbrances, and rights of others except for the Senior Loans.

5.5    All information that the Borrower has provided to the Lender concerning the Collateral is true and correct.

5.6    The liens granted to the Lender under this Agreement will constitute a first priority lien on the Collateral, subject only to the Senior Loans, upon the filing of a deed of trust and UCC-1 Financing Statement and the Borrower’s grant of such lien to the Lender does not constitute a fraudulent conveyance under any applicable law.

5.7    There is no litigation, tax claim, proceeding, or dispute pending, or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or its property, the adverse determination of which might have a Material Adverse Effect.

5.8    The Borrower is not a party to or subject to any agreement or restriction that in the opinion of the Borrower’s management is so unusual or burdensome that it might have a Material Adverse Effect.

5.9    The Borrower’s chief executive office is located at One Great Valley Parkway, Suite # 8, Malvern, Pennsylvania.

5.10    The Borrower has not conducted business in any other names.

5.11    No event has occurred and is continuing or would result from the making of a Loan that constitutes an Event of Default or which, upon lapse of time or notice or both, would become an Event of Default.

6.    COVENANTS. The Borrower covenants and agrees that until the full and final payment of the Loan and all other Obligations incurred hereunder, the Borrower shall do all of the following, unless the Lender waives compliance in writing:

6.1    Payment. Pay principal and interest on the Loan and all other Obligations incurred hereunder according to the terms hereof.

6.2    Notice to the Lender. Promptly give written notice to the Lender of any of the following:

a)    Any substantial dispute that may exist between the Borrower and any governmental or regulatory body or law enforcement authority;

b)    An Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default;

c)    Any other matter that has resulted or might result in a material adverse change in the Borrower’s financial condition or operations; and

d)    Any event that adversely affects the value of the Collateral, the ability of the Borrower or the Lender to dispose of any of the Collateral, or the rights and remedies of the Lender in relation thereto, including, but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement, or procedure affecting the Collateral, whether governmental or otherwise.

6.3    Books and Records. Furnish to Lender upon demand any of its books and records and such other data and information (financial and otherwise) as Lender from time to time may reasonably request, bearing upon or related to Borrower’s financial condition or results of its operations.

6.4    Additional Obligations. Perform, on request of the Lender, such acts or execute and deliver such documents as may be necessary or advisable to perfect any liens or security interests provided for herein or otherwise to carry out the intent of this Agreement.

6.5    Insurance. Maintain and keep in force in adequate amounts of such insurance, including property and liability insurance and fire and hazard insurance policies on the Borrower’s inventory as is usual in the business carried on by the Borrower, all of which will be evidenced by certificates of insurance delivered to the Lender by the Borrower on the Effective Date or such other date as the Lender may choose in its sole discretion.

6.6    Information. Cause all information, upon submission by the Borrower to the Lender, to be true and correct in all material respects and complete to the extent necessary to give the Lender a true and accurate knowledge of the subject matter thereof.

6.7    Inspection of Collateral. Permit the Lender, by its representatives and agents, to inspect the Collateral, to examine and make copies of the records of the Borrower relating thereto, and to discuss the Collateral, and the records of the Borrower with respect thereto with, and to be advised as to the same by the Borrower’s officers, all at such reasonable times and intervals as the Lender may determine.

6.8    Taxes. Pay when due all applicable taxes, assessments, and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings.

6.9    Notification of Account Debtors. Upon the request of the Lender, notify all or such of the Account Debtors as the Lender shall specify to make payment thereon at such place and in such manner as the Lender shall specify.

6.10    Disposition of Collateral. Not sell, lease, or otherwise dispose of the Collateral except, prior to the occurrence of an Event of Default or sales of inventory in the ordinary course of business.

6.11    Change in Location or Name.

a)    Not maintain its chief executive office at a location other than that specified in Section 5.9;

b)    Not change its name; and

c)    Not change its mailing address without the Lender’s prior written consent.

6.12    Other Indebtedness. Not create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any indebtedness, except for (i) the Obligations evidenced by this Agreement and the other Loan Documents, (ii) other indebtedness to the Lender, its parent, subsidiaries, or any of its affiliates, (iii) other indebtedness incurred in the ordinary course of business, not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, and (iv) any Permitted Indebtedness. The Borrower shall not create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable for Senior Loans in excess of the greater of (i) an aggregate principal amount of Ten Million Dollars ($10,000,000) or (ii) the fair market value of the Borrower’s collateral securing the Senior Loan minus the outstanding Loan amount at the time the Senior Loan is incurred.

6.13    Liens. Not create, incur, assume, or suffer to exist, directly or indirectly, any lien or encumbrance on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for (a) liens or encumbrances in favor of Lender, and (b) any Permitted Lien.

7.    EVENTS OF DEFAULT; REMEDIES.

7.1    Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

a)    The Borrower fails to pay any part of the Obligations on the date due and payable or declared due and payable by the Lender and the same is not cured within thirty (30) days after the Lender gives the Borrower notice identifying such default;

b)    The Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, or covenant contained in this Agreement, which is required to be performed, kept, or observed by the Borrower and the same is not cured to the Lender’s satisfaction within thirty (30) days after the Lender gives the Borrower notice identifying such default;

c)    Any statement, warranty, representation, report, financial statement, or certificate made or delivered by the Borrower or any of its officers, employees, or agents, to the Lender is not true and correct in any material respect;

d)    There shall occur any material uninsured damage to or loss, theft, or destruction of any of the Collateral;

e)    The Collateral or any of the Borrower’s other assets are attached, seized, levied upon, or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian, or assignee for the benefit or creditors and the same is not cured within thirty (30) days thereafter;

f)    An application is made by any Person other than the Borrower for the appointment of a receiver, trustee, or custodian for any of the Collateral or any of the Borrower’s other assets and the same is not dismissed within thirty (30) days after the application therefor;

g)    An application is made by the Borrower for the appointment of a receiver, trustee or custodian for any of the Collateral or any of the Borrower’s other assets; or a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed by or against the Borrower or any guarantor of the Obligations and, if filed against the Borrower or any guarantor, is not dismissed within ninety (90) days after filing; or the Borrower makes an assignment for the benefit of its creditors or any case or proceeding is filed by or against the Borrower for its dissolution, liquidation, or termination; or the Borrower ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

h)    The Borrower becomes insolvent or fails generally to pay its debts as they become due; or

i)    There shall occur a default under any of the Notes or any of the other Loan Documents.

7.2    Default Rate. After the occurrence and during the continuation of any Event of Default, all Obligations outstanding as of the date of such Event of Default will accrue interest at the “Default Rate” (as defined below), in the Lender’s sole discretion, with prior notice to the Borrower. This provision does not constitute a waiver of any Event of Default or an agreement by the Lender to permit any late payments whatsoever. The “Default Rate” is one percent (1.0%) per annum in excess of the interest rate otherwise in effect under this Agreement.

7.3    Remedies. Upon the occurrence or during the continuation of any Event of Default, the Lender shall have the following rights, the failure by the Lender to exercise any of which shall not constitute waiver of any Event of Default:

a)    The right to declare all or any portion of the Loan and all other Obligations then outstanding to be due and payable, whereupon all of the aggregate principal of the Loan, all accrued and unpaid interest thereon, and all Obligations under this Agreement, the Notes, and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower;

b)    The right to exercise all or any portion of the rights and remedies of a secured party under the Pennsylvania Uniform Commercial Code or other applicable law, all of which rights and remedies shall be cumulative and non-exclusive to the extent permitted by law, and in addition to any other rights and remedies contained in this Agreement;

c)    The right to (i) peacefully enter upon the premises of the Borrower or any other place or places where the Collateral is located and kept, without any obligation to the Borrower or any other person, through self-help and without judicial process or first obtaining a final judgment or giving the Borrower notice and opportunity for a hearing on the validity of the Lender’s claim, and remove the Collateral from such premises and places to the premises of the Lender or any agent of the Lender, for such time as the Lender may require to collect or liquidate the Collateral, and/or (ii) require the Borrower to assemble and deliver the Collateral to the Lender at a place to be designated by the Lender;

d)    The right to sell, lease, or otherwise dispose of any of the Collateral in its then condition, or after any further manufacturing or processing, at public or private sale or sales, with such notice as provided in lots or in bulk, for cash, or on credit, all as the Lender, in its sole discretion, may deem advisable. At any such sale or sales of the Collateral, the Collateral need not be in view of those present and attending the sale, or at the same location at which the sale is being conducted. The Lender shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use the Borrower’s premises without charge for such sales for such time or times as the Lender may see fit. The Lender is granted a license or other right to use, without charge, the Borrower’s labels, rights of use of any name, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral. The Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set-off the amount of such price against the Indebtedness. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, expenses, and attorneys’ and paralegals’ fees and expenses incurred by the Lender for collection and for acquisition, completion, protection, removal, storage, sale, and delivery of the Collateral; and, thereafter, any surplus shall be disbursed to the Borrower. If any deficiency shall arise, the Borrower shall remain liable to the Lender.

7.4    Notice. The Borrower agrees that any notice required to be given by the Lender of a sale, lease, other disposition of any of the Collateral, or any other intended action by the Lender, which is personally delivered to the Borrower or which is deposited in the United States mail, postage prepaid and duly addressed to the Borrower at the address set forth in Section 8.1, at least ten (10) days prior to any such public sale, lease, or other disposition or other action being taken, or the time after which any private sale of the Collateral is to be held, shall constitute commercially reasonable and fair notice thereof to the Borrower.

8.    MISCELLANEOUS.

8.1    Notices. Any notice required or permitted to be given under this Agreement may be, and shall be deemed, given and sent when deposited in the United States mail, postage prepaid, or by overnight courier, addressed as follows:

If to the Borrower:	Mr. Shankar Musunuri
Chief Executive Officer
Ocugen, Inc.
One Great Valley Parkway
Suite #8
Malvern, Pennsylvania

If to the Lender:	Mr. Ahsan Nasratullah, Manager
EB5 Life Sciences, LP c/o GCRC Management LLC
2 Penn Center, 1500 John F. Kennedy Blvd.,
Suite 1130
Philadelphia, Pennsylvania

8.2    Successors; Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign this Agreement or any of the rights, duties, or obligations of the Borrower hereunder without the prior written consent of the Lender, which consent the Lender may withhold, delay, or condition in the Lender’s sole and absolute discretion; any purported assignment absent such consent shall be null and void and of no force or effect.

8.3    Waivers. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

8.4    Governing Law; Jurisdiction; Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of Pennsylvania, as such laws are applied to agreements between residents of Pennsylvania to be performed entirely within the Commonwealth of Pennsylvania. Each party hereby consents to the exclusive jurisdiction of and venue in the courts of the Commonwealth of Pennsylvania, County of Chester. The prevailing party in any arbitration or other legal action shall be entitled to reimbursement of all costs of the arbitration or legal action, including but not limited to filing fees and expenses, arbitrator fees and expenses, and reasonable attorneys’ fees and expenses.

8.5    WAIVER OF JURY TRIAL, ETC. TO THE EXTENT LEGALLY PERMISSIBLE, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN

ANY ACTION, PROCEEDING, OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT, OR OTHER AGREEMENT DELIVERED OR THAT IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDING, OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT, OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING, OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS AGREEMENT.

8.6    Indemnification. If after receipt of any payment of all or part of the Obligations, the Lender is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement shall continue in full force and effect, and the Borrower will be liable to, and will indemnify, save and hold the Lender and its officers, directors, members, attorneys, employees, contractors, and agents harmless of and from the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action that may have been taken by the Lender in reliance on such payment, and any such contrary action so taken will be without prejudice to the Lender’s rights under this Agreement and will be deemed to have been conditioned upon such payment becoming final, indefeasible, and irrevocable. In addition, the Borrower shall indemnify, defend, save and hold the Lender and its officers, directors, members, attorneys, employees, contractors, and agents harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, costs, and expenses, joint or several (including all accounting fees and attorneys’ fees reasonably incurred), that the Lender or any such indemnified party may incur arising out of this Agreement, the Notes, any other Loan Documents, or any act taken by the Lender hereunder, except for the willful misconduct or gross negligence of such indemnified party. The provisions of this Section shall survive the termination of this Agreement.

8.7    Construction. The headings of this Agreement are for convenience only, and are not to be considered in construing this Agreement. The language of this Agreement shall be construed according to its fair meaning, and not strictly for or against any party.

8.8    Entire Agreement. This Agreement and any agreement, document, or instrument attached hereto or referred to herein integrates all the terms and conditions mentioned in or incidental to this Agreement, and supersedes all oral negotiations and prior writings in respect to the subject matter of this Agreement. In the event of any conflict between the terms, conditions, and provisions of this Agreement and any such agreement, documents, or instrument, the terms, conditions, and provisions of this Agreement shall prevail.

8.9    Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, and each of such counterparts shall be deemed to be an original for all purposes, and all of such counterparts shall together constitute one and the same document. Any signature required for the execution of this Agreement may be in the form of either an original signature, a facsimile transmission, or e-mail of a scanned signature page bearing the signature of any party to this Agreement. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via facsimile or e-mail.

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the day and year first above written.

“Borrower:”		“Lender:”

Ocugen, Inc.		EB5 Life Sciences, LP
A Delaware corporation		A Pennsylvania limited partnership

		By:	EB5 Life Sciences Management LLC General Partner

By:	/s/ Shankar Musunuri		By: Global City Regional Center, LLC Manager
Shankar Musunuri Chief Executive Officer

		By:	/s/ Ahsan Nasratullah
Ahsan Nasratullah Manager

[Signature page to Loan and Security Agreement]

EXHIBIT A

FORM OF SECURED PROMISSORY NOTE

[To be attached.]